Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Jim Burke
Harris Corporation
jim.burke@harris.com
321-727-9131

Sallie B. Bailey Appointed to Harris Corporation Board of Directors

MELBOURNE, Fla., April 27, 2018 — Harris Corporation (NYSE:HRS) today announced that Sallie B. Bailey has been appointed to its Board of Directors, effective April 26, 2018.

Bailey, 58, is executive vice president and chief financial officer of Louisiana-Pacific Corporation (NYSE: LPX), with responsibility for the company’s financial functions, including accounting, financial reporting, treasury and internal audit, as well as information technology and corporate communications. Prior to joining Louisiana-Pacific in 2011, she served as vice president and chief financial officer of Ferro Corporation, and held various senior management positions of increasing responsibility over 10 years with The Timken Company, lastly as senior vice president, finance and controller.

Bailey also is currently a director of General Cable Corporation (NYSE: BGC). She holds a bachelor’s degree in economics and German from Wellesley College and a master’s degree in business with a concentration in accounting and finance from the University of Chicago.

“Sallie is a tremendous addition to Harris’ Board of Directors,” said William M. Brown, chairman, president and chief executive officer. “She is an accomplished executive with a strong business acumen and extensive experience in finance and accounting. We look forward to the many contributions she will bring to our board.”

A high-resolution photo is available at Sallie B. Bailey.

About Harris Corporation
Harris Corporation is a leading technology innovator, solving customers’ toughest mission-critical challenges by providing solutions that connect, inform and protect. Harris supports government and commercial customers in more than 100 countries and has approximately $6 billion in annual revenue. The company is organized into three business segments: Communication Systems, Electronic Systems and Space and Intelligence Systems. Learn more at harris.com.

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